Exhibit 5.1

June 17, 2011

Merit Medical Systems, Inc.

1600 West Merit Parkway

South Jordan, Utah 84095

Ladies and Gentlemen:

We have acted as counsel to Merit Medical Systems, Inc., a Utah corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, File No. 333-169012 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of shares of the Company’s common stock, no par value (the “Common Stock”), which may be issued from time to time on a delayed basis pursuant to Rule 415 under the Securities Act, and (ii) the prospectus supplement, dated June 17, 2011 (the “Prospectus Supplement”) relating to the issuance and sale of up to an aggregate of 4,800,000 shares of Common Stock (the “Firm Shares”) at a price of $16.75 per share of Common Stock, together with the potential issuance of up to an additional 720,000 shares of Common Stock (the “Option Shares”, and together with the Firm Shares, the “Securities”) upon the occurrence of certain contingencies, all on the terms and subject to the conditions set forth in a Purchase Agreement, dated June 17, 2011 (the “Purchase Agreement”) among the Company and Piper Jaffray & Co. (the “Underwriter”) filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K to which this opinion is filed as an exhibit.

In connection with the opinion hereinafter expressed, we have examined and relied upon the Registration Statement and the Prospectus Supplement and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion.  We have examined such statutes, corporate and public records and other documents including the Articles of Incorporation, as amended, of the Company, the Bylaws, as amended, of the Company and such certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for this opinion.  For purposes of the opinion set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.  Additionally, we have relied as to matters of fact material to the opinion set forth below on a certificate and other inquiries of officers of the Company.

We are qualified to carry on the practice of law in the State of Utah, and consequently, we express no opinion as to any laws, or matters governed by any laws, other than the laws of the State of Utah and federal laws of the United States applicable to the Company as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and sold in accordance with the provisions of the Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference of our firm under “Legal Matters” in the Prospectus Supplement, and in any amendment or supplement thereto, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issue and sale of the Securities.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS